   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 2004



                                                     REGISTRATION NO. 333-116246


================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ----------------------


                                 AMENDMENT NO. 1



                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                            CENTERPOINT ENERGY, INC.
             (Exact name of registrant as specified in its charter)

             TEXAS                     1111 LOUISIANA           74-0694415
(State or other jurisdiction of     HOUSTON, TEXAS 77002      (I.R.S. Employer
 incorporation or organization)        (713) 207-1111        Identification No.)

                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                             ----------------------

                                 RUFUS S. SCOTT
    VICE PRESIDENT, DEPUTY GENERAL COUNSEL AND ASSISTANT CORPORATE SECRETARY
                                 1111 LOUISIANA
                              HOUSTON, TEXAS 77002
                                 (713) 207-1111
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                                    COPY TO:
                                GERALD M. SPEDALE
                               BAKER BOTTS L.L.P.
                                  910 LOUISIANA
                              3000 ONE SHELL PLAZA
                            HOUSTON, TEXAS 77002-4995
                                 (713) 229-1234

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



















      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED DECEMBER 13, 2004


PROSPECTUS

                            [CENTERPOINT ENERGY LOGO]

CenterPoint Energy, Inc.
1111 Louisiana
Houston, Texas 77002
(713) 207-1111

                                 $1,000,000,000
                             SENIOR DEBT SECURITIES
                                  COMMON STOCK
                                 PREFERRED STOCK

      We will provide the specific terms of the securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities. Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "CNP."

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is    , 200 .

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THAT DOCUMENT. ANY INFORMATION WE HAVE INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
About This Prospectus..............................................................................      i
Where You Can Find More Information................................................................     ii
Cautionary Statement Regarding Forward-Looking Information.........................................    iii
About CenterPoint Energy, Inc......................................................................      1
Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Stock Dividends....      2
Use of Proceeds....................................................................................      2
Description of our Senior Debt Securities..........................................................      3
Description of our Capital Stock...................................................................     12
Plan of Distribution...............................................................................     19
Legal Matters......................................................................................     21
Experts............................................................................................     21

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement we have filed with the SEC using a "shelf" registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total initial offering price of up to $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Internet site.

      We are "incorporating by reference" into this prospectus information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (but not information deemed to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.


      We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all the securities are sold or after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement:


      - our Annual Report on Form 10-K for the year ended December 31, 2003 (our "2003 Form 10-K"),

      -     our Quarterly Report on Form 10-Q for the period ended March 31,
            2004,


      -     our Quarterly Report on Form 10-Q for the period ended June 30,
            2004.



      -     our Quarterly Report on Form 10-Q for the period ended September 30,
            2004,


      -     our Current Report on Form 8-K filed January 29, 2004,

      -     Item 5 of our Current Report on Form 8-K filed February 12, 2004,

      -     our Current Report on Form 8-K filed March 10, 2004,

      - our Current Report on Form 8-K filed April 1, 2004 which reports that our subsidiary, CenterPoint Energy Resources Corp., entered into a new credit agreement,

      - Item 5 of our Current Report on Form 8-K filed April 1, 2004 which reports the filing of our final true-up application,

      -     Item 5 of our Current Report on Form 8-K filed April 22, 2004,

      -     our Current Report on Form 8-K filed June 2, 2004,


      -     our Current Report on Form 8-K filed July 22, 2004,



      -     our Current Report on Form 8-K filed September 21, 2004,

      -     our Current Report on Form 8-K filed November 3, 2004,



      -     our Current Report on Form 8-K filed November 9, 2004,



      -     our Current Report on Form 8-K filed November 19, 2004,



      - our Current Report on Form 8-K filed December 7, 2004 (the "December 7, 2004 Form 8-K"),



      -     our Current Report on Form 8-K filed December 13, 2004, and


      - the description of our common stock (including the related preferred share purchase rights) contained in our Current Report on Form 8-K filed September 6, 2002, as we may update that description from time to time.


      Our December 7, 2004 Form 8-K contains the Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Financial Statements and Supplementary Data of CenterPoint Energy, Inc. from our 2003 Form 10-K with revisions to give effect to certain reclassifications necessary to present our electric generation operations as discontinued operations (as a result of the pending sale of these operations announced on July 21, 2004) in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."


      You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

                            CenterPoint Energy, Inc.
                            Attn: Investor Relations
                                  P.O. Box 4567
                            Houston, Texas 77210-4567
                                 (713) 207-6500

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "objective," "plan," "potential," "predict," "projection," "should," "will" or other similar words.

      We have based our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

      The following are some of the factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements:


      - the outcome of the regulatory process related to the 1999 Texas Electric Choice Law leading to the determination and recovery of the true-up components and the securitization of these amounts, and any legal proceedings related thereto,



      - the successful consummation and the timing of the sale of our interest in Texas Genco Holdings, Inc. ("Texas Genco");



      - nonperformance by the counterparty to the master power purchase and sale agreement that Texas Genco, LP, a subsidiary of Texas Genco, entered into in connection with the sale of our interest in Texas Genco;


      - state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry, constraints placed on our activities or business by the Public Utility Holding Company Act of 1935, as amended ("1935 Act"), changes in or application of laws or regulations applicable to other aspects of our business and actions with respect to:

            -     allowed rates of return,

            -     rate structures,

            -     recovery of investments, and

            -     operation and construction of facilities,

      - industrial, commercial and residential growth in our service territory and changes in market demand and demographic patterns,

      - the timing and extent of changes in commodity prices, particularly natural gas,

      -     changes in interest rates or rates of inflation,

      -     weather variations and other natural phenomena,

      -     the timing and extent of changes in the supply of natural gas,

      - commercial bank and financial market conditions, our access to capital, the cost of such capital, receipt of certain approvals under the 1935 Act, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets,

      -     actions by rating agencies,

      -     inability of various counterparties to meet their obligations to us,

      - non-payment for our services due to financial distress of our customers, including Reliant Energy, Inc. (formerly named Reliant Resources, Inc.) ("RRI"),

      - the outcome of the pending lawsuits against us, Reliant Energy, Incorporated and RRI,

      - the ability of RRI to satisfy its obligations to us, including indemnity obligations and obligations to pay the "price to beat" clawback, and

      - other factors we discuss in "Risk Factors" beginning on page 26 of our 2003 Form 10-K.

      Additional risk factors are described in other documents we file with the SEC and incorporate by reference in this prospectus.

      You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

                         ABOUT CENTERPOINT ENERGY, INC.


      We are a public utility holding company. Our indirect wholly owned subsidiaries include (i) CenterPoint Energy Houston Electric, LLC, which provides electric transmission and distribution services in a 5,000-square mile area of the Texas Gulf Coast that includes Houston, and (ii) CenterPoint Energy Resources Corp. ("CERC"), which owns gas distribution systems serving approximately 3 million customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. Through wholly owned subsidiaries, CERC also owns two interstate natural gas pipelines and gas gathering systems and provides various ancillary services. We also have an approximately 81% indirect ownership interest in Texas Genco Holdings, Inc. ("Texas Genco"), which owns and operates electric generating plants in Texas. We distributed approximately 19% of the outstanding common stock of Texas Genco to our shareholders in January 2003. On July 21, 2004, we announced a definitive agreement for the sale of our interest in Texas Genco. We currently expect that the sale of Texas Genco's non-nuclear assets and liabilities will occur during December 2004 and the sale of Texas Genco's nuclear assets and liabilities will occur in the first half of 2005.


      We are a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended ("1935 Act"). The 1935 Act and related rules and regulations impose a number of restrictions on our activities and those of our subsidiaries. The 1935 Act, among other things, limits our ability and the ability of our regulated subsidiaries to issue debt and equity securities without prior authorization, restricts the source of dividend payments to current and retained earnings without prior authorization, regulates sales and acquisitions of certain assets and businesses and governs affiliate transactions.

      Our executive offices are located at 1111 Louisiana, Houston, Texas 77002, and our main telephone number at that address is 713-207-1111.

      RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS

      The following table sets forth ratios of earnings to fixed charges for each of the periods indicated and ratios of earnings to combined fixed charges and preferred stock dividends for the 1999, 2000 and 2001 periods, each calculated pursuant to SEC rules. Our predecessor redeemed all shares of its outstanding cumulative preferred stock on December 14, 2001. Earnings from continuing operations in 2002 and 2003 include $697 million and $661 million, respectively, of non-cash ECOM true-up.



                                                                         NINE
                                                                        MONTHS
                                                                        ENDED
                                            YEAR ENDED DECEMBER 31,    SEPTEMBER
                                         ----------------------------     30,
                                         1999  2000  2001  2002  2003    2004
                                         ----  ----  ----  ----  ----  ---------
Ratio of earnings from continuing
operations to fixed charges(1).........  5.36  1.39  1.99  2.03  1.81    1.11
Ratio of earnings from continuing
operations to fixed charges and
preferred stock dividends..............  5.35  1.39  1.99    --    --      --


----------------

(1) We do not believe that the ratio for the nine-month period is necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of our business. The ratios were calculated pursuant to applicable rules of the SEC.


                                 USE OF PROCEEDS

      Unless we inform you otherwise in the prospectus supplement, we anticipate using any net proceeds from the sale of our securities offered by this prospectus for general corporate purposes. These purposes may include, but are not limited to:

      -     working capital,

      -     capital expenditures,

      -     acquisitions,

      - the repayment or refinancing of debt or trust preferred securities, and

      -     loans or advances to subsidiaries.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                    DESCRIPTION OF OUR SENIOR DEBT SECURITIES

      The debt securities offered by this prospectus will be issued under an indenture, dated as of May 19, 2003, between us and JPMorgan Chase Bank, as trustee. We have filed or incorporated by reference the indenture as an exhibit to the registration statement of which this prospectus is a part. We have summarized selected provisions of the indenture and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indenture. References to section numbers in this prospectus, unless otherwise indicated, are references to section numbers of the indenture. For purposes of this summary, the terms "we," "our," "ours" and "us" refer only to CenterPoint Energy, Inc. and not to any of our subsidiaries.

      We may issue debt securities from time to time in one or more series under the indenture. There is no limitation on the amount of debt securities we may issue under the indenture. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indenture that may be important to you before investing in our debt securities.

RANKING

      The debt securities offered by this prospectus will:

      -     be general unsecured obligations,

      - rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness, and

      - with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

      Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to our debt securities as described below under "-- Defeasance."

STRUCTURAL SUBORDINATION

      We are a holding company that conducts substantially all of our operations through our subsidiaries. Our only significant assets are the capital stock of our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, dividends or advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, including the 1935 Act, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we may require to pay our debt service obligations, including payments on the debt securities. In addition, the debt securities will be effectively subordinated to all of the liabilities of our subsidiaries with regard to the assets and earnings of our subsidiaries.

TERMS

      We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

      -     the title of the debt securities,

      -     any limit on the total principal amount of the debt securities,

      - the date or dates on which the principal of the debt securities will be payable or the method used to determine or extend those dates,

      - any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year of twelve 30-day months,

      - the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made,

      -     any provisions for redemption of the debt securities,

      - any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity,

      - the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000,

      - any provisions that would determine payments on the debt securities by reference to an index or a formula,

      - any foreign currency, currencies or currency units in which payments on the debt securities will be payable and the manner for determining the equivalent amount in $U.S.,

      - any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable,

      - the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount,

      - if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose,

      - any variation of the defeasance and covenant defeasance sections of the indenture and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution,

      - whether we will issue the debt securities in the form of temporary or permanent global securities, the depositories for the global securities, and provisions for exchanging or transferring the global securities,

      -     whether the interest rate of the debt securities may be reset,

      -     whether the stated maturity of the debt securities may be extended,

      - any addition to or change in the events of default for the debt securities and any change in the right of the trustee or the holders of the debt securities to declare the principal amount of the debt securities due and payable,

      -     any addition to or change in the covenants in the indenture,

      - any additions or changes to the indenture necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

      - the appointment of any paying agents for the debt securities, if other than the trustee,

      - the terms of any right to convert or exchange the debt securities into any other securities or property,

      - the terms and conditions, if any, pursuant to which the debt securities are secured,

      - any restriction or condition on the transferability of the debt securities, and

      - any other terms of the debt securities consistent with the indenture. (Section 301)

      Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. (Section
301). We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than $U.S.

FORM, EXCHANGE AND TRANSFER

      We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of integral multiples of $1,000. (Section 302)

      Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305)

      Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305) At any time we may:

      -     designate additional transfer agents,

      -     rescind the designation of any transfer agent, or

      -     approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002)

      If we elect to redeem a series of debt securities, neither we nor the trustee will be required:

      - to issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

      - to register the transfer or exchange of any debt security of that series if we have selected the series for redemption, in whole or in part, except for the unredeemed portion of the series. (Section 305)

BOOK-ENTRY

      We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

PAYMENT AND PAYING AGENTS

      Under the indenture, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307)

      Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

      - check mailed to the address of the person entitled to the payment as it appears in the security register, or

      - by wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We will designate the trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002)

      Any money deposited with the trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

RESTRICTIVE COVENANTS

      We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

      Under the indenture, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, referred to as a "successor person" unless:

      - the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia,

      - the successor person expressly assumes our obligations with respect to the debt securities and the indenture,

      - immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing, and

      - we have delivered to the trustee the certificates and opinions required under the indenture. (Section 801)

      As used in the indenture, the term "corporation" means a corporation, association, company, limited liability company, joint-stock company or business trust.

EVENTS OF DEFAULT

      Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the indenture for a series of debt securities:

      - our failure to pay principal or premium, if any, on that series when due,

      - our failure to pay any interest on that series for 30 days after the interest becomes due,

      - our failure to deposit any sinking fund payment, when due, relating to that series,

      - our failure to perform, or our breach, in any material respect, of any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of debt securities, for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us written notice of the breach in the manner required by the indenture,

      - specified events involving our bankruptcy, insolvency or reorganization, and

      -     any other event of default we may provide for that series,

provided, however, that no event described in the fourth bullet point above will be an event of default until an officer of the trustee, assigned to and working in the trustee's corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office. (Section 501)

      If an event of default for a series of debt securities occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable. In order to declare the principal amount of that series of debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the series of debt securities.

      The right described in the preceding paragraph does not apply if an event of default described in the fifth bullet point above occurs, or an event of default described in the sixth bullet point above that applies to all outstanding debt securities occurs. If one of the events of default described in the fifth bullet point above occurs and is continuing with respect to the debt securities of any series, the debt securities of that series then outstanding under the indenture will be due and payable immediately. If any of the events of default described in the sixth bullet point above that apply to all outstanding debt securities occurs and is continuing, either the trustee or holders of at least 25% in principal amount of all of the debt securities then outstanding, treated as one class, may declare the principal amount of all of the debt securities then outstanding to be due and payable immediately. In order to declare the principal amount of the debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the debt securities.

      However, after any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

      -     we have paid or deposited with the trustee a sum sufficient to pay:

            -     all overdue interest,

            - the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts,

            - any interest on overdue interest, to the extent legally permitted, and

            -     all amounts due to the trustee under the indenture, and

      - all events of default with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived. (Section 502)

      If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. (Section 603) The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the debt securities of that series, provided that:

      -     the direction is not in conflict with any law or the indenture,

      - the trustee may take any other action it deems proper which is not inconsistent with the direction, and

      - the trustee will generally have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

      A holder of a debt security of any series may only pursue a remedy under the indenture if:

      - the holder gives the trustee written notice of a continuing event of default for that series,

      - holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to institute proceedings with respect to the event of default,

      -     the holders offer reasonable indemnity to the trustee,

      - the trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity, and

      - during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508)

      We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and specifying all of our known defaults, if any. (Section 1004)

MODIFICATION AND WAIVER

      We may enter into one or more supplemental indentures with the trustee without the consent of the holders of the debt securities in order to:

      - evidence the succession of another corporation to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor,

      - add to our covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers,

      -     add events of default for any series of debt securities,

      - add to or change any provision of the indenture to the extent necessary to issue debt securities in bearer form,

      - add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holder of any series of debt securities, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding,

      - convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the indenture,

      -     establish the form or terms of any series of debt securities,

      - provide for uncertificated securities in addition to certificated securities,

      - evidence and provide for successor trustees or to add to or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities,

      - correct any ambiguity, defect or inconsistency under the indenture, provided that such action does not adversely affect the interests of the holders of any series of debt securities,

      - supplement any provisions of the indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities,

      - comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded, or

      - add, change or eliminate any provisions of the indenture in accordance with any amendments to the Trust Indenture Act of 1939, provided that the action does not adversely affect the rights or interests of any holder of debt securities. (Section 901)

      We may enter into one or more supplemental indentures with the trustee in order to add to, change or eliminate provisions of the indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

      - changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the indenture,

      - reduces the principal amount of, or any premium or interest on, any debt security,

      - reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

      - changes the place or currency of payment of principal, premium, if any, or interest,

      - impairs the right to institute suit for the enforcement of any payment on any note,

      - reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults,

      - makes certain modifications to the provisions for modification of the indenture and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such charge,

      - makes any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, or

      - changes the terms and conditions pursuant to which any series of debt securities is secured in a manner adverse to the holders of the debt securities. (Section 902)

      Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the indenture. However, the consent of holders of each outstanding debt security of a series is required to:

      - waive any default in the payment of principal, premium, if any, or interest, or

      - waive any covenants and provisions of the indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected. (Sections 513 and 1006)

      In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the indenture as of a specified date:

      - the principal amount of an "original issue discount security" that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

      - if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

      - the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the $U.S. equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

      - debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An "original issue discount security" means a debt security issued under the indenture which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to
Section 1402 of the indenture, will not be deemed to be outstanding. (Section
101)

      We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date. This period may be shortened or lengthened by not more than 180 days. (Section 104)

DEFEASANCE

      When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. Unless we inform you otherwise in the prospectus supplement, if we deposit with the trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

      - we will be discharged from our obligations with respect to the debt securities of that series ("legal defeasance"), or

      - we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive.

      If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indenture, except for our obligations to:

      -     register the transfer or exchange of debt securities,

      -     replace mutilated, destroyed, lost or stolen debt securities, and

      -     maintain paying agencies and hold moneys for payment in trust.

      Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1401, 1402, 1403 and 1404)

NOTICES

      Holders will receive notices by mail at their addresses as they appear in the security register. (Section 106)

TITLE

      We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309)

GOVERNING LAW

      New York law will govern the indenture and the debt securities. (Section
112)

REGARDING THE TRUSTEE


      As of December 1, 2004, the trustee served as trustee for $2.3 billion aggregate principal amount of our outstanding debt securities and $1.2 billion aggregate principal amount of outstanding pollution control bonds issued on our behalf. In addition, the trustee serves as trustee for debt securities of some of our subsidiaries. The trustee and its affiliates are also parties to credit agreements under which we and our affiliates have bank lines of credit. We and our affiliates also maintain depository and other banking, investment banking and investment management relationships with the trustee and its affiliates. The trustee also serves as rights agent under our shareholder rights plan.


      If an event of default occurs under the indenture and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person's own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities issued under the indenture only after those holders have offered the trustee indemnity satisfactory to it.

      If the trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the indenture. (Section 613) The trustee may engage in certain other transactions; however, if the trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture
Act), it will be required to eliminate the conflict or resign. (Section 608)

                        DESCRIPTION OF OUR CAPITAL STOCK


      The following descriptions are summaries of material terms of our common stock, preferred stock, articles of incorporation and bylaws. This summary is qualified by reference to our amended and restated articles of incorporation and amended and restated bylaws, each as amended to date, copies of which we have filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law. As of December 1, 2004, our authorized capital stock consisted of:



      - 1,000,000,000 shares of common stock, par value $0.01 per share, of which approximately 307,860,111 shares were outstanding, excluding 166 shares held as treasury stock, and



      - 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding.


      A series of our preferred stock, designated Series A Preferred Stock, has been reserved for issuance upon exercise of the preferred stock purchase rights attached to each share of our common stock pursuant to the shareholder rights plan discussed below.

COMMON STOCK

      VOTING RIGHTS. Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. There are no cumulative voting rights. Subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, the holders of our common stock possess exclusive full voting power for the election of directors and for all other purposes.

      DIVIDENDS. Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for that purpose.

      LIQUIDATION RIGHTS. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a pro rata share in any distribution to shareholders, but only after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock, which may include the right to participate further with the holders of our common stock in the distribution of any of our remaining assets.

      PREEMPTIVE RIGHTS. Holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights.

      TRANSFER AGENT AND REGISTRAR. Our shareholder services division serves as transfer agent and registrar for our common stock.

      OTHER PROVISIONS. There are no redemption or sinking fund provisions applicable to our common stock. No personal liability will attach to holders of such shares under the laws of the State of Texas. Subject to the provisions of our articles of incorporation and bylaws imposing certain supermajority voting provisions, the rights of the holders of shares of our common stock may not be modified except by a vote of at least a majority of the shares outstanding, voting together as a single class.

PREFERRED STOCK

      Our board of directors may cause us to issue preferred stock from time to time in one or more series and may fix the number of shares and the terms of each series without the approval of our shareholders. Our board of directors may determine the terms of each series, including:

      -     the designation of the series,

      -     dividend rates and payment dates,

      -     redemption rights,

      -     liquidation rights,

      -     sinking fund provisions,

      -     conversion rights,

      -     voting rights, and

      -     any other terms.

      The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

      -     the title of the preferred stock,

      -     the maximum number of shares of the series,

      - the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative,

      -     any liquidation preference,

      -     any optional redemption provisions,

      - any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock,

      - any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity,

      -     any voting rights, and

      - any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

      The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of us. For example, if, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in our best interest, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in our best interest could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders.

      For purposes of the rights plan described below, our board of directors has designated a series of preferred stock to constitute the Series A Preferred Stock. For a description of the rights plan, see "-- Anti-Takeover Effects of Texas Laws and Our Charter and Bylaw Provisions" and "-- Shareholder Rights Plan."

ANTI-TAKEOVER EFFECTS OF TEXAS LAWS AND OUR CHARTER AND BYLAW PROVISIONS

      Some provisions of Texas law and our articles of incorporation and bylaws could make the following actions more difficult:

      -     acquisition of us by means of a tender offer,

      - acquisition of control of us by means of a proxy contest or otherwise, or

      -     removal of our incumbent officers and directors.

      These provisions, as well as our shareholder rights plan, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of this increased protection gives us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

CHARTER AND BYLAW PROVISIONS

      ELECTION AND REMOVAL OF DIRECTORS. The exact number of members of our board of directors will be fixed from time to time by resolution of the board of directors. Our board of directors is divided into three classes, Class I, Class II and Class III. Each class is as nearly equal in number of directors as possible. The terms of office of the directors of Class I expire at the annual meeting of shareholders in 2006, of Class II expire at the annual meeting of shareholders in 2007 and of Class III expire at the annual meeting of shareholders in 2005. At each annual meeting, the shareholders elect the number of directors equal to the number in the class whose term expires at the meeting to hold office until the third succeeding annual meeting. This system of electing and removing directors may discourage a third party from making a tender offer for or otherwise attempting to obtain control of us, because it generally makes it more difficult for shareholders to replace a majority of the directors. In addition, no director may be removed except for cause, and, subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, directors may be removed for cause only by the holders of a majority of the shares of capital stock entitled to vote at an election of directors. Subject to the voting rights expressly conferred under prescribed conditions to the holders of our preferred stock, any vacancy occurring on the board of directors and any newly created directorship may be filled by a majority of the remaining directors in office or by election by the shareholders.

      SHAREHOLDER MEETINGS. Our articles of incorporation and bylaws provide that special meetings of holders of common stock may be called only by the chairman of our board of directors, our chief executive officer, the president, the secretary, a majority of our board of directors or the holders of at least 50% of the shares outstanding and entitled to vote.

      MODIFICATION OF ARTICLES OF INCORPORATION. In general, amendments to our articles of incorporation that are recommended by the board of directors require the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described above under "-- Election and Removal of Directors" and "-- Shareholder Meetings" may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors. The provisions described below under "-- Modification of Bylaws" may be amended only by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors.

      MODIFICATION OF BYLAWS. Our board of directors has the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. The shareholders also have the power to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

      OTHER LIMITATIONS ON SHAREHOLDER ACTIONS. Our bylaws also impose some procedural requirements on shareholders who wish to:

      -     make nominations in the election of directors,

      -     propose that a director be removed,

      -     propose any repeal or change in the bylaws, or

      - propose any other business to be brought before an annual or special meeting of shareholders.

      Under these procedural requirements, a shareholder must deliver timely notice to our corporate secretary of the nomination or proposal along with evidence of:

      -     the shareholder's status as a shareholder,

      -     the number of shares beneficially owned by the shareholder,

      - a list of the persons with whom the shareholder is acting in concert, and

      -     the number of shares such persons beneficially own.

      To be timely, a shareholder must deliver notice:

      - in connection with an annual meeting of shareholders, not less than 90 nor more than 180 days prior to the date on which the immediately preceding year's annual meeting of shareholders was held; provided that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date on which the immediately preceding year's annual meeting of shareholders was held, not less than 180 days prior to the annual meeting and not later than the last to occur of (i) the 90th day prior to the annual meeting or (ii) the 10th day following the day on which we first make public announcement of the date of the annual meeting, or

      - in connection with a special meeting of shareholders, not less than 40 nor more than 60 days prior to the date of the special meeting.

      In order to submit a nomination for the board of directors, a shareholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a shareholder fails to follow the required procedures, the shareholder's nominee or proposal will be ineligible and will not be voted on by our shareholders.

      LIMITATION ON LIABILITY OF DIRECTORS. Our articles of incorporation provide that no director will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by law as in effect from time to time. Currently, Texas law requires that liability be imposed for the following actions:

      - any breach of the director's duty of loyalty to us or our shareholders,

      - any act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law,

      - a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of a director's office, and

      - an act or omission for which the liability of a director is expressly provided for by statute.

Our bylaws provide that we will indemnify our officers and directors and advance expenses to them in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act ("TBCA"). The bylaws authorize our board of directors to indemnify and advance expenses to people other than our officers and directors in certain circumstances.

TEXAS ANTI-TAKEOVER LAW

      We are subject to Article 13.03 of the TBCA. That section prohibits Texas corporations from engaging in a wide range of specified transactions with any affiliated shareholder during the three-year period immediately following the affiliated shareholder's acquisition of shares in the absence of certain board of director or shareholder approvals. An affiliated shareholder of a corporation is any person, other than the corporation and any of its wholly owned subsidiaries, that is or was within the preceding three-year period the beneficial owner of 20% or more of any class or series of stock entitled to vote generally in the election of directors. Article 13.03 may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board. This may deprive our shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

SHAREHOLDER RIGHTS PLAN

      Each share of our common stock includes one right to purchase from us a unit consisting of one one-thousandth of a share of our Series A Preferred Stock at a purchase price of $42.50 per unit, subject to adjustment. The rights are issued pursuant the Rights Agreement dated as of January 1, 2002 between us and JPMorgan Chase Bank (the "Rights Agreement"). We have summarized selected portions of the Rights Agreement and the rights below. This summary is qualified by reference to the Rights Agreement, a copy of which we have filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

      DETACHMENT OF RIGHTS; EXERCISABILITY. The rights will attach to all certificates representing our common stock issued prior to the "release date." That date will occur, except in some cases, on the earlier of:

      - ten days following a public announcement that a person or group of affiliated or associated persons, whom we refer to collectively as an "acquiring person," has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock, or

      - ten business days following the start of a tender offer or exchange offer that would result in a person becoming an acquiring person.

Our board of directors may defer the release date in some circumstances. Also, some inadvertent acquisitions of our common stock will not result in a person becoming an acquiring person if the person promptly divests itself of sufficient common stock.

      Until the release date:

      -     common stock certificates will evidence the rights,

      -     the rights will be transferable only with those certificates,

      - new common stock certificates will contain a notation incorporating the Rights Agreement by reference, and

      - the surrender for transfer of any common stock certificate will also constitute the transfer of the rights associated with the common stock represented by the certificate.

      The rights are not exercisable until the release date and will expire at the close of business on December 31, 2011, unless we redeem or exchange them at an earlier date as described below.

      As soon as practicable after the release date, the rights agent will mail certificates representing the rights to holders of record of common stock as of the close of business on the release date. From that date on, only separate rights certificates will represent the rights. We will also issue rights with all shares of common stock issued prior to the release date. We will also issue rights with shares of common stock issued after the release date in connection with some employee benefit plans or upon conversion of some securities. Except as otherwise determined by our board of directors, we will not issue rights with any other shares of common stock issued after the release date.

      FLIP-IN EVENT. A "flip-in event" will occur under the Rights Agreement when a person becomes an acquiring person other than pursuant to a "permitted offer." The Rights Agreement defines "permitted offer" as a tender or exchange offer for all outstanding shares of our common stock at a price and on terms that a majority of the independent directors of our board of directors determines to be fair to and otherwise in the best interests of us and the best interests of our shareholders.

      If a flip-in event occurs, each right, other than any right that has become null and void as described below, will become exercisable to receive (in lieu of the shares of Series A Preferred Stock otherwise purchasable) the number of shares of common stock, or in certain circumstances, cash, property or other securities, which has a "current market price" equal to two times the exercise price of the right. Please refer to the Rights Agreement for the definition of "current market price."

      FLIP-OVER EVENT. A "flip-over event" will occur under the Rights Agreement when, at any time from and after the time a person becomes an acquiring person:

      - we are acquired or we acquire any person in a merger or other business combination transaction, other than specified mergers that follow a permitted offer, or

      - 50% or more of our assets, cash flow or earning power is sold or transferred.

If a flip-over event occurs, each holder of a right, except rights that are voided as described below, will thereafter have the right to receive, on exercise of the right, a number of shares of common stock of the acquiring company that has a current market price equal to two times the exercise price of the right.

      When a flip-in event or a flip-over event occurs, all rights that then are, or under the circumstances the Rights Agreement specifies previously were, beneficially owned by an acquiring person or specified related parties will become null and void in the circumstances the Rights Agreement specifies.

      SERIES A PREFERRED STOCK. After the release date, each right will entitle the holder to purchase a one one-thousandth share of our Series A Preferred Stock, which fraction will be essentially the economic equivalent of one share of common stock.

      ANTI-DILUTION. The number of outstanding rights associated with a share of common stock, the number of fractional shares of Series A Preferred Stock issuable upon exercise of a right and the exercise price of the right are subject to adjustment in the event of certain stock dividends on, or a subdivision, combination or reclassification of, our common stock occurring prior to the release date. The exercise price of the rights and the number of fractional shares of Series A Preferred Stock or other securities or property issuable on exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Series A Preferred Stock.

      With some exceptions, we will not be required to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. The Rights Agreement also will not require us to issue fractional shares of Series A Preferred Stock that are not integral multiples of the specified fractional share and, in lieu thereof, we will make a cash adjustment based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, we reserve the right to require prior to the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that it will issue only whole shares of Series A Preferred Stock.

      REDEMPTION OF RIGHTS. At any time until the time a person becomes an acquiring person, we may redeem the rights in whole, but not in part at a price of $.005 per right, payable, at our option, in cash, shares of common stock or such other consideration as our board of directors may determine. Upon such redemption, the rights will terminate and the only right of the holders of rights will be to receive the $.005 redemption price.

      EXCHANGE OF RIGHTS. At any time after the occurrence of a flip-in event, and prior to a person's becoming the beneficial owner of 50% or more of our outstanding common stock or the occurrence of a flip-over event, we may exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which will have become void, in whole or in part), at an exchange ratio of one share of common stock, and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.

      SUBSTITUTION. If we have an insufficient number of authorized but unissued shares of common stock available to permit an exercise or exchange of rights upon the occurrence of a flip-in event, we may substitute certain other types of property for common stock so long as the total value received by the holder of the rights is equivalent to the value of the common stock that the shareholder would otherwise have received. We may substitute cash, property, equity securities or debt, reduce the exercise price of the rights or use any combination of the foregoing.

      NO RIGHTS AS A SHAREHOLDER. Until a right is exercised, a holder of rights will have no rights to vote or receive dividends or any other rights as a holder of our preferred or common stock.

      AMENDMENT OF TERMS OF RIGHTS. Our board of directors may amend any of the provisions of the Rights Agreement, other than the redemption price, at any time prior to the time a person becomes an acquiring person. Thereafter, the board of directors may only amend the Rights Agreement in order to cure any ambiguity, defect or inconsistency or to make changes that do not materially and adversely affect the interests of holders of the rights, excluding the interests of any acquiring person.

      RIGHTS AGENT. JPMorgan Chase Bank will serve as rights agent with regard to the rights.

      ANTI-TAKEOVER EFFECTS. The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to make more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our shareholders. Because our board of directors can redeem the rights or approve a permitted offer, the rights should not interfere with a merger or other business combination approved by the board of directors.

                              PLAN OF DISTRIBUTION

      We may sell the offered securities in and outside the United States:

      -     through underwriters or dealers,

      -     directly to purchasers, including our affiliates,

      -     through agents, or

      -     through a combination of any of these methods.

      The prospectus supplement will include the following information:

      -     the terms of the offering,

      -     the names of any underwriters or agents,

      -     the name or names of any managing underwriter or underwriters,

      -     the purchase price of the securities,

      -     the net proceeds to us from the sale of the securities,

      -     any delayed delivery arrangements,

      - any underwriting discounts, commissions and other items constituting underwriters' compensation,

      -     any initial public offering price,

      - any discounts or concessions allowed or reallowed or paid to dealers, and

      -     any commissions paid to agents.

SALE THROUGH UNDERWRITERS OR DEALERS

      If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

      If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of these securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

      We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

REMARKETING

      We may offer and sell any of the offered securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

DERIVATIVE TRANSACTIONS

      We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

GENERAL INFORMATION

      We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

      Each series of offered securities will be a new issue, and other than the common stock, which is listed on the New York Stock Exchange and the Chicago Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

                                  LEGAL MATTERS

      The validity of the securities described in this prospectus will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Scott E. Rozzell, Esq., our Executive Vice President, General Counsel and Corporate Secretary, or Rufus S. Scott, our Vice President, Deputy General Counsel and Assistant Corporate Secretary, may pass upon other legal matters for us. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                     EXPERTS


         The consolidated financial statements of CenterPoint Energy and its subsidiaries as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion and include explanatory paragraphs relating to the distribution of Reliant Energy, Inc. (formerly named Reliant Resources, Inc.), the definitive agreement to sell Texas Genco, the change in method of accounting for goodwill and certain intangible assets and the recording of asset retirement obligations), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the estimated expenses payable by CenterPoint Energy, Inc., a Texas corporation ("CenterPoint"), in connection with the offering described in this Registration Statement.

SEC registration fee.................      $126,700
Printing expenses....................        50,000
Accounting fees and expenses.........        30,000
Legal fees and expenses..............       100,000
Trustee fees and expenses............        10,000
Miscellaneous........................         8,300
                                           --------

             Total...................      $325,000
                                           ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article 2.02.A.(16) and Article 2.02-1 of the Texas Business Corporation Act and Article V of CenterPoint's Amended and Restated Bylaws provide CenterPoint with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, CenterPoint has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.

      Additionally, Article IX of CenterPoint's Amended and Restated Articles of Incorporation provides that a director of CenterPoint is not liable to CenterPoint or its shareholders for monetary damages for any act or omission in the director's capacity as director, except that Article IX does not eliminate or limit the liability of a director for (i) any breach of such director's duty of loyalty to CenterPoint or its shareholders, (ii) any act or omission not in good faith that constitutes a breach of duty of such director to CenterPoint or an act or omission that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

      Article IX also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article IX shall not adversely affect any right of protection of a director of CenterPoint existing at the time of the repeal or modification.

      See "Item 17. Undertakings" for a description of the Commission's position regarding such indemnification provisions.

ITEM 16. EXHIBITS.*

      The following documents are filed as part of this Registration Statement or incorporated by reference herein:


                                                                                       SEC FILE OR
 EXHIBIT                                                        REPORT OR              REGISTRATION   EXHIBIT
 NUMBER            DOCUMENT DESCRIPTION                   REGISTRATION STATEMENT          NUMBER     REFERENCE
--------   --------------------------------------    --------------------------------  ------------  ---------
 4.1**     Amended and Restated Articles of          Registration Statement on Form      333-69502      3.1
           Incorporation of CenterPoint Energy,      S-4 of CenterPoint Energy, Inc.
           Inc.

 4.1.1**   Articles of Amendment to the Amended      Form 10-K of CenterPoint Energy,    1-31447       3.1.1
           and Restated Articles of Incorporation    Inc. for the year ended December
           of CenterPoint Energy, Inc.               31, 2001

 4.2**     Amended and Restated Bylaws of            Form 10-K of CenterPoint Energy,    1-31447        3.2
           CenterPoint Energy, Inc.                  Inc. for the year ended December
                                                     31, 2001

 4.3**     Statement of Resolution Establishing      Form 10-K of CenterPoint Energy,    1-31447        3.3
           Series of Shares Designated Series A      Inc. for the year ended December
           Preferred Stock and Form of Rights        31, 2001
           Certificate

 4.4**     Rights Agreement dated as of January      Form 10-K of CenterPoint Energy,    1-31447        4.2
           1, 2002 between CenterPoint Energy,       Inc. for the year ended December
           Inc. and JPMorgan Chase Bank, as Rights   31, 2001
           Agent

 4.5**     Form of CenterPoint Energy, Inc. Stock    Registration Statement on Form      333-69502      4.1
           Certificate                               S-4 of CenterPoint Energy, Inc.

 4.6**     Indenture, dated as of May 19, 2003,      Current Report on Form 8-K of       1-31447        4.1
           between CenterPoint Energy, Inc. and      CenterPoint Energy, Inc. filed
           JPMorgan Chase Bank as trustee (the       June 3, 2003
           "Trustee")

 5.1+      Opinion of Baker Botts L.L.P.

12.1       Computation of ratios of earnings to
           fixed charges for the twelve-month
           periods ended December 31, 2003, 2002,
           2001, 2000 and 1999 and for the
           nine-month period ended September 30,
           2004

12.2       Computation of ratios of earnings to
           fixed charges and preferred stock
           dividends for the twelve-month periods
           ended December 31, 2001, 2000 and 1999

                                                                                       SEC FILE OR
 EXHIBIT                                                        REPORT OR              REGISTRATION   EXHIBIT
 NUMBER            DOCUMENT DESCRIPTION                   REGISTRATION STATEMENT          NUMBER     REFERENCE
--------   --------------------------------------    --------------------------------  ------------  ---------
23.1       Consent of Deloitte & Touche LLP

23.2       Consent of Baker Botts L.L.P.
           (included in Exhibit 5.1)

24.1+      Powers of Attorney

25.1+      Statement of Eligibility and
           Qualification under the Trust
           Indenture Act of 1939 of the Trustee
           on Form T-1


--------------------
* CenterPoint will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities or preferred stock, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby and (iv) any required opinion of counsel as to certain tax matters relative to securities offered hereby.

** Incorporated herein by reference as indicated.


+ Previously filed.


ITEM 17. UNDERTAKINGS.

      (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on December 13, 2004.


                                    CENTERPOINT ENERGY, INC.

                                    By: /s/ David M. McClanahan
                                        ----------------------------------------
                                        David M. McClanahan
                                        President and Chief Executive Officer








      Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons on December 13, 2004 in the capacities indicated.



             SIGNATURE                                        TITLE
             ---------                                        ------
         /s/ David M. McClanahan                President,
------------------------------------            Chief Executive Officer and Director
         David M. McClanahan                    (Principal Executive Officer)

         /s/ Gary L. Whitlock                   Executive Vice President
------------------------------------            and Chief Financial Officer
         Gary L. Whitlock                       (Principal Financial Officer)

         /s/ James S. Brian                     Senior Vice President and
------------------------------------            Chief Accounting Officer
         James S. Brian                         (Principal Accounting Officer)

                *                               Director
------------------------------------
         Milton Carroll

                *                               Director
------------------------------------
         Derrill Cody

                *                               Director
------------------------------------
         John T. Cater

                *                               Director
------------------------------------
         O. Holcombe Crosswell

                *                               Director
------------------------------------
         Thomas F. Madison

                *                               Director
------------------------------------
         Robert T. O'Connell

                *                               Director
------------------------------------
         Michael E. Shannon

* By:    /s/ Rufus S. Scott
      ------------------------------
         Rufus S. Scott
         Attorney-in-Fact

                               INDEX TO EXHIBITS*


                                                                                       SEC FILE OR
 EXHIBIT                                                        REPORT OR              REGISTRATION   EXHIBIT
 NUMBER            DOCUMENT DESCRIPTION                   REGISTRATION STATEMENT          NUMBER     REFERENCE
--------   --------------------------------------    --------------------------------  ------------  ---------
 4.1**     Amended and Restated Articles of          Registration Statement on Form      333-69502      3.1
           Incorporation of CenterPoint Energy,      S-4 of CenterPoint Energy, Inc.
           Inc.

 4.1.1**   Articles of Amendment to the Amended      Form 10-K of CenterPoint Energy,    1-31447       3.1.1
           and Restated Articles of Incorporation    Inc. for the year ended December
           of CenterPoint Energy, Inc.               31, 2001

 4.2**     Amended and Restated Bylaws of            Form 10-K of CenterPoint Energy,    1-31447        3.2
           CenterPoint Energy, Inc.                  Inc. for the year ended December
                                                     31, 2001

 4.3**     Statement of Resolution Establishing      Form 10-K of CenterPoint Energy,    1-31447        3.3
           Series of Shares Designated Series A      Inc. for the year ended December
           Preferred Stock and Form of Rights        31, 2001
           Certificate

 4.4**     Rights Agreement dated as of January      Form 10-K of CenterPoint Energy,    1-31447        4.2
           1, 2002 between CenterPoint Energy,       Inc. for the year ended December
           Inc. and JPMorgan Chase Bank, as Rights   31, 2001
           Agent

 4.5**     Form of CenterPoint Energy, Inc. Stock    Registration Statement on Form      333-69502      4.1
           Certificate                               S-4 of CenterPoint Energy, Inc.

 4.6**     Indenture, dated as of May 19, 2003,      Current Report on Form 8-K of       1-31447        4.1
           between CenterPoint Energy, Inc. and      CenterPoint Energy, Inc. filed
           JPMorgan Chase Bank as trustee (the       June 3, 2003
           "Trustee")

 5.1+      Opinion of Baker Botts L.L.P.

12.1       Computation of ratios of earnings to
           fixed charges for the twelve-month
           periods ended December 31, 2003, 2002,
           2001, 2000 and 1999 and for the
           nine-month period ended September 30,
           2004

12.2       Computation of ratios of earnings to
           fixed charges and preferred stock
           dividends for the twelve-month periods
           ended December 31, 2001, 2000 and 1999

23.1       Consent of Deloitte & Touche LLP

                                                                                       SEC FILE OR
 EXHIBIT                                                        REPORT OR              REGISTRATION   EXHIBIT
 NUMBER            DOCUMENT DESCRIPTION                   REGISTRATION STATEMENT          NUMBER     REFERENCE
--------   --------------------------------------    --------------------------------  ------------  ---------
23.2       Consent of Baker Botts L.L.P.
           (included in Exhibit 5.1)

24.1+      Powers of Attorney

25.1+      Statement of Eligibility and
           Qualification under the Trust
           Indenture Act of 1939 of the Trustee
           on Form T-1


--------------------
* CenterPoint will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities or preferred stock, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby and (iv) any required opinion of counsel as to certain tax matters relative to securities offered hereby.

** Incorporated herein by reference as indicated.


+ Previously filed.